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                                                                  EXHIBIT 10-G-8



                                           [Date]

[Name of Officer]
[Company Name]
[Street Address]
[City, State, Zip Code]


Dear [Name]:

     Hartmarx Corporation ("Hartmarx") has been authorized by its Board of Directors to take appropriate steps approved by the Compensation and Stock Option Committee to induce your continued attention to your assigned duties as an important Company executive in the event of a potential CHANGE IN CONTROL, although not now contemplated, of Hartmarx.

     Accordingly, if you agree to remain employed by Hartmarx and/or any subsidiary of Hartmarx (collectively, the Company) until a CHANGE IN CONTROL, Hartmarx agrees to pay you the severance benefit described below ("Severance Payment") in the event of the termination of your employment at any time during the twenty-four (24) month period next following a CHANGE IN CONTROL for any reason other than (i) your death, disability or retirement; (ii) by the Company for Cause (as hereinafter defined); or (iii) by you for other than Good Reason (as hereinafter defined).

     The initial term of this agreement continues through November 30, 1999, and shall automatically be extended for one additional year on each December 1 thereafter unless the Company gives you written notice not later than August 30 immediately preceding any December 1 that it does not wish to extend this agreement, provided, however, that if any of the following events shall occur during the initial or extended period, then the agreement shall continue for a period of twenty-four (24) months beyond the month in which such a CHANGE IN CONTROL shall be deemed to have occurred. A CHANGE IN CONTROL shall be deemed to have occurred if:

     (A) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (C) below; or
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[Name]
[Date]
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     (B)  during any period of two consecutive years (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of the Company ("Board") (together with any new directors whose election by the Board or whose nomination for election by the shareholders of the Company was approved by a vote of at least 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or

     (C) there is consummated a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 75% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; or

     (D) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.
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[Name]
[Date]
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     Notwithstanding the foregoing, a CHANGE IN CONTROL shall not be deemed to occur in the event of a Management CHANGE IN CONTROL. A Management CHANGE IN CONTROL shall mean a CHANGE IN CONTROL pursuant to which you (alone or with others) acquires or retains, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company (whether through the ownership of voting securities, by contract, or otherwise) and which is directly or indirectly attributable to a public announcement by you (or others acting in concert with you) of an intention to take actions which, if consummated, would constitute such Management CHANGE IN CONTROL. In addition, no "CHANGE IN CONTROL" shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

     "Person" shall mean any person (as defined in Section 3(a)(9) of the Securities Exchange Act (the "Exchange Act"), as such term is modified in Sections 13(d) and 14(d) of the Exchange Act) other than (i) any employee plan established by the Company, (ii) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or
(iv) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company.

     "Beneficial Owner" shall mean beneficial owner as defined in Rule 13d-3 under the Exchange Act.

     The Severance Payment will be equal to (i) 50% of your Annual Compensation plus one-twelfth (1/12) of your Annual Compensation for each of your full or partial years of employment by the Company at the time of your termination, up to twelve years if you are under age 50, otherwise, up to eighteen years; plus
(ii) the excess of the value of all shares of Hartmarx common stock issuable upon exercise of then outstanding stock options granted to you under any Hartmarx stock option plan (whether or not then exercised or fully exercisable), over the aggregate exercise price of such options. All such options shall be cancelled upon the making of said payment. For purposes of calculating your Severance Payment, the term "Annual Compensation" means the average annual rate of compensation payable to you by the Company for the three (3) calendar years immediately preceding the calendar year in which a CHANGE IN CONTROL occurs, including, without limitation, all compensation income recognized as a result of your exercise of Hartmarx stock options (or Stock Appreciation Rights) or the
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[Name]
[Date]
Page -4-


sale of the stock so acquired, or earned by you but not paid for any reason other than your agreement to postpone and defer such payment. In the event that you have not been employed by the Company for at least three (3) calendar years immediately preceding the calendar year in which a CHANGE IN CONTROL occurs, "Annual Compensation" shall mean the average annual rate of compensation payable to you by the Company for such period of time as you have been employed by the Company immediately preceding the calendar year in which a CHANGE IN CONTROL occurs, including, without limitation, all compensation income recognized as a result of your exercise of Hartmarx stock options (or Stock Appreciation Rights) or the sale of the stock so acquired, or earned by you but not paid for any reason other than your agreement to postpone and defer such payment.

     Termination of your employment for "Cause" means termination because of (i) your willful and continued failure to substantially perform your duties with the Company (other than resulting from your disability or after you have notified the Company that you intend to terminate your employment for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes you have not substantially performed your duties; or (ii) your willful engaging in conduct which is demonstrably and materially injurious to the Company; provided, however, that no act or failure to act on your part shall be deemed "willful" unless done, or omitted to be done, in bad faith and without reasonable belief that your action or omission was in the best interest of the Company. Termination of your employment for "Good Reason" means your termination after the Company has taken any action without your express written consent, which directly or indirectly reduces or deprives you of any material benefit enjoyed by you or any of your beneficiaries immediately prior to a CHANGE IN CONTROL, including, without limitation, the occurrence of any of the following:

     (A) the assignment to you of any duties inconsistent with your status as [Title and Company Name], or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to a CHANGE IN CONTROL;

     (B) a reduction in your annual base salary and/or bonus opportunity as in effect immediately prior to a CHANGE IN CONTROL;

     (C) the Company's requiring you to be based anywhere 50 miles or more outside the metropolitan area of the city in which you are principally engaged or performing your duties for the Company immediately prior to a CHANGE IN CONTROL;
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[Name]
[Date]
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     (D)  the Company's failure to: (i) pay you any portion of your compensation, including bonus and/or deferred compensation, within seven (7) days of its due date; (ii) continue any compensation or benefit plan in which you participate, or to continue your participation therein on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants; (iii) continue to provide you with benefits substantially similar to those you enjoy at the time of a CHANGE IN CONTROL; (iv) to provide you with the number of paid vacation days to which you may then be entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of a CHANGE IN CONTROL; or (v) to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

     If you are employed by the Company upon a CHANGE IN CONTROL and simultaneously or thereafter become eligible to receive a Severance Payment, it will be paid to you, in a lump sum, immediately upon your termination of employment in addition to all other amounts to which you may be entitled under any employment agreement(s) and/or compensation plan(s) of the Company. If any part of the Severance Payment is subject to the Excise Tax imposed by Section 4999 of the Internal Revenue Code (the "Code"), Hartmarx will also pay you an additional amount such that the net amount retained by you, after deduction of any such tax and any federal, state and local income tax upon the payment provided for by this paragraph, shall be equal to the Severance Payment plus any other payments or benefits treated as "parachute payments" within the meaning of
Section 280G(b)(2) of the Code. Hartmarx will also pay or reimburse you for all legal fees and expenses which you incur to obtain any benefit (including the Severance Payment) to be provided to you pursuant to this letter. If you should die while any amount if payable to you hereunder, such amount shall be paid to your devisee, legatee or other designee or, if there is no such designee, to your estate.

     Nothing in this letter is intended to give you the right to be retained in the employ of Hartmarx or any of its subsidiaries or to interfere with the Company's right to discharge you at any time for any reason. Prior to a CHANGE IN CONTROL, you will have no right or interest whatsoever in or to the Severance Payment or any portion thereof.
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[Name]
[Date]
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     Upon receiving this letter, please sign the copy enclosed for that purpose where indicated (acknowledging your agreement to the foregoing) and return it as soon as possible.

                            Very truly yours,

                            HARTMARX CORPORATION


                             By:
                                 --------------------------------
                                 E.O. Hand, Chairman and
                                   Chief Executive Officer
AGREED AND ACCEPTED:


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[Name of Officer]